May 10, 2023

British Columbia Securities Commission

Ontario Securities Commission

Alberta Securities Commission

Canadian Securities Exchange

Dear Sirs/Mesdames:

Re:	Predictmedix Inc. (the "Corporation")
Change of Auditor Pursuant to National Instrument 51-102 (Part 4.11)

We have reviewed the Notice of Change of Auditor of the Corporation dated September 13, 2022 (the "Notice") delivered to us by the Corporation in respect of its change of auditor.

Pursuant to subparagraph 6(a)(ii) of section 4.11 of National Instrument 51-102 - Continuous Disclosure Obligations, we have reviewed the Notice and, based on our knowledge of such information at this time, we agree with each statement contained in the Notice, except that we have no basis to agree or disagree with the statement that there have been no modified opinions or reportable events during the period that Harbourside CPA LLP, Chartered Professional Accountants has been the auditor of the Corporation.

Yours very truly,

Kreston GTA LLP

Chartered Professional Accountants, Licensed Public Accountants

Markham, Ontario

cc: Predictmedix Inc. - Board of Directors

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